UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2012

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood Street, 15th Floor Dallas, Texas		75201
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (214) 999-7552

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

MoneyGram Payment Systems, Inc. (“MPSI”), a subsidiary of MoneyGram International, Inc. (the “Company”), and Wal-Mart Stores, Inc. (“Wal-Mart”) are party to that certain Money Services Agreement, effective February 1, 2005, as amended (the “Agreement”). Pursuant to the terms of the Agreement, the Agreement may be terminated by either party on January 31, 2013 (the “Termination Date”) upon at least 180 days’ notice to the other party.

The parties have been discussing the continued provision of MPSI’s products and services to be offered in Wal-Mart stores. To date, neither party has given notice of its intent to terminate the Agreement on the Termination Date.

In order to continue discussing a possible extension of the Agreement or a new agreement, and based upon the approaching 180-day deadline for providing termination notice, on July 27, 2012, MPSI and Wal-Mart entered into an amendment to the Agreement (the “Amendment”), pursuant to which the parties have agreed to extend the Termination Date from January 31, 2013 to March 31, 2013. As a result, the Agreement, as amended by the Amendment, may now be terminated on March 31, 2013 upon 180 days’ notice, which means that notice of termination must now be provided on or before October 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Francis Aaron Henry

Name:	Francis Aaron Henry
Title:	Senior Vice President and Acting General Counsel

Date: August 1, 2012